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                                                               EXHIBIT 11.1


                        CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 11, 1997, relating to the financial statements and financial highlights appearing in the September 30, 1997 Annual Report to Shareholders of Berger Omni Investment Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Condensed Financial Information" in the Prospectus and under the heading "Other Information" in the Statement of Additional Information.



Price Waterhouse LLP
Denver, Colorado
January 30, 1998